                                                                    EXHIBIT 21.1

                                 SUBSIDIARIES

O'Connor, Piper & Flynn, Inc.
OPF Home First, LLC
Real Estate Referrals, Inc.
Home Team Systems, LLC
First Rate Cleaners, Inc.
The Farrell Institute, Inc.
Southern Maryland Referrals, Inc.
O'Connor, Piper & Flynn Coastal Partnership
OPF Title Services, LLC
OPF Mortgage Services, LLC
Prestige Auctions, LLC
O'Connor, Piper & Flynn Insurance Agency, LLC
OPF Property Management, LLC
OPF Social & Recreational Club, Inc.
OPF, Inc.
Burnet Realty, Inc.
Burnet Insurance Corporation
Burnet Realty Chicago, Inc.
Referral Associates of Illinois, Inc.
1501 Realty Referral Associates, Inc.
Burnet Realty, Inc.
Burnet Title, LLC
Guardian Title Company
DM Title Company
BSSP Acquisition Corporation
West Coast Escrow Company
Equity Title Company
Referral Associates of California, Inc.
Del Monte Realty
Coldwell Banker Residential Brokerage Corporation
Valley of California, Inc.
Fox Realty Corporation
Coldwell Banker Ira E. Berry, Inc.
Coldwell Banker Residential Brokerage California
Forest E. Olson, Inc.
Contempo Holdings

Contempo Relocations, Inc.
Contempo Realty, Inc.
Seville Properties Realty, Inc.
Coldwell Banker Residential Brokerage Corporation
Douglas and Jean Burgdorff, Inc.
Burgdorff Referral Associates, Inc.
Coldwell Banker Residential Real Estate
Grey City Graphics
Coldwell Banker Residential Real Estate Services of Wisconsin, Inc. Referral Network, Inc.
Coldwell Banker Real Estate Services, Inc.
Professional Asset Recovery Services, Inc.
Coldwell Banker Real Estate, Inc.
Keystone Closing Services, LLC
Coldwell Banker Residential Referral Network, Inc.
Kahn Realty Companies, Inc.
Relocation Chicago, Inc.
Coldwell Banker Residential Referral Network
Berry Referral Network, Inc.
Referral Network, Inc.

                                       2